Exhibit 99.1

NEWS RELEASE

Baker Hughes Incorporated

2929 Allen Parkway
Houston, Texas 77019
Contact:	Phone: 713.439.8600
Gary R. Flaharty, +1.713.439.8039, gflaharty @ bakerhughes.com	Fax: 713.439.8280
www.bakerhughes.com
Baker Hughes Announces Second Quarter Results
HOUSTON, Texas — August 3, 2010. Baker Hughes Incorporated (BHI — NYSE) today announced net income for the second quarter 2010 of $93 million or $0.23 per diluted share compared to net income of $87 million or $0.28 per diluted share for the second quarter 2009 and net income of $129 million or $0.41 per diluted share for the first quarter 2010.
Baker Hughes completed its acquisition of BJ Services on April 28, 2010. Financial results for the second quarter 2010 include results for BJ Services for the months of May and June 2010. Second quarter 2010 results also include a charge for acquisition-related costs of $56 million before-tax ($51 million after-tax) or $0.13 per diluted share. In addition, as part of the purchase price allocation process, $196 million of transaction and change in control expenses incurred by BJ Services have been included as part of goodwill.
Second quarter 2010 results also include a $26 million before-tax ($18 million after-tax) or $0.05 per diluted share charge for increased depreciation and amortization of tangible and intangible assets associated with the BJ Services acquisition for May and June 2010 (estimated to be $39 million before-tax for a full 3 months).
The effective tax rate, excluding the impact of acquisition-related costs, in the second quarter was 44% and the expected effective tax rate for the rest of the year is now between 37% and 38%. The impact on earnings per share of the 44% effective tax rate in the second quarter 2010, compared with the midpoint of the 33% to 34% guidance given in our first quarter 2010 conference call, was approximately $0.07. The increase in the tax rate is primarily due to profits that are below expectations in certain African countries, which resulted in tax losses in some foreign jurisdictions for which we obtain no tax benefit or tax losses in countries that impose taxes on revenue.
Revenue for the second quarter 2010, which includes revenue for BJ Services for May and June 2010, was $3.37 billion, up 44% compared to $2.34 billion for the second quarter 2009 and up 33% compared to $2.54 billion for the first quarter 2010.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Results in the second quarter were mixed. Operationally, our performance improved in North America, Russia and Asia Pacific, each making significant improvement sequentially. However, in Africa and Latin America, where we have invested heavily, revenue has lagged and our profit was below our expectations. With our organization now well established, our focus is on improving efficiency and operating margins.

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Baker Hughes Announces Second Quarter Results
“In the quarter, we completed our first year in our new geographic organization, and on April 28th we closed on our acquisition of BJ Services and began integrating its international operations into those of Baker Hughes. BJ Services has had a positive impact on our results, and excluding acquisition-related costs, was already accretive to earnings per share in its first two months. The international integration is proceeding smoothly, and we look forward to integrating US operations once the agreed sale of our Gulf of Mexico stimulation vessels and related assets has Department of Justice approval.
“In response to the Gulf of Mexico drilling moratorium, we have deployed people and equipment to US land operations and to international offshore markets where deepwater drilling continues. The drilling moratorium negatively impacted our business on the shelf and in deepwater by $0.03 per share during the quarter and has a potential negative impact per share of $0.08 to $0.11 per quarter in the second half of the year.
“Looking forward, we expect our North America land business to remain strong compared to last year as unconventional gas and oil-directed drilling in the US continues to grow and as the Canada market, where we are a significant participant, rebounds seasonally. We believe international markets will continue to improve and expect our emphasis on operational efficiency to help us improve our international margins significantly by year end.”
During the second quarter 2010, we issued 118 million shares of common stock to stockholders of BJ Services representing 27.6% of the combined company. Debt increased $892 million to $2.91 billion and cash decreased $695 million to $919 million as compared to the first quarter 2010. The change in debt reflected the assumption of $500 million in debt from BJ Services and the issuance of $320 million of short-term debt to fund the $793 million cash purchase portion of the BJ Services acquisition. The change in cash reflected the use of $480 million cash for the acquisition of BJ Services. Capital expenditures were $338 million, depreciation and amortization expense was $261 million and dividend payments were $64 million in the second quarter 2010.
Earnings before interest, taxes, depreciation and amortization or “EBITDA” per diluted share for second quarter 2010 was $1.38, up $0.29 or 27% compared to $1.09 for the second quarter 2009 and up $0.04 or 3% compared to $1.34 for the first quarter 2010. EBITDA is a non-GAAP measure and is calculated in Table 1 (Calculation of EBIT and EBITDA (non-GAAP measures).
Before April 2010 we reported results for two segments — Drilling and Evaluation and Completion and Production. In May 2009, we announced a new organization for Baker Hughes and began a transition period in which both product line and geographic information were used to allocate resources and assess performance. That transition was completed at the beginning of the second quarter 2010 and we are now disclosing results for five new segments: North America (Canada, US and Trinidad), Latin America (including Mexico), Europe/Africa/Russia/Caspian (excluding Egypt), Middle East/Asia Pacific (including Egypt), and Industrial and Other (downstream chemicals, process and pipeline equipment, and reservoir technology and consulting).

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Baker Hughes Announces Second Quarter Results
In addition to reported results, we also are providing “Supplemental Financial Information” in Table 3 for revenue and operating profit before tax (a non-GAAP measure). This information presents pro forma combined revenue and operating profit before tax for Baker Hughes and BJ Services for all periods referenced.

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Baker Hughes Announces Second Quarter Results
Financial Information
Consolidated Statements of Operations

UNAUDITED	Three Months Ended
(In millions, except per share amounts)	June 30,		March 31,
	2010	2009	2010

Revenues:
Sales	$1,357	$1,156	$1,253
Services and rentals	2,017	1,180	1,286

Total revenues	3,374	2,336	2,539

Costs and Expenses:
Cost of sales	1,013	926	943
Cost of services and rentals	1,649	871	969
Research and engineering	112	102	94
Marketing, general and administrative	312	284	305
Acquisition-related costs	56	—	10

Total costs and expenses	3,142	2,183	2,321

Operating income	232	153	218
Interest expense	(30)	(34)	(25)
Interest income	—	3	1

Income before income taxes	202	122	194
Income taxes	(109)	(35)	(65)

Net income	$93	$87	$129

Basic earnings per share	$0.23	$0.28	$0.41

Diluted earnings per share	$0.23	$0.28	$0.41

Weighted average shares outstanding, basic	398	310	313
Weighted average shares outstanding, diluted	399	310	313

Depreciation and amortization expense	$261	$182	$189

Capital expenditures	$338	$291	$190

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Baker Hughes Announces Second Quarter Results
Financial Information
Consolidated Statements of Operations

UNAUDITED	Six Months Ended
(In millions, except per share amounts)	June 30,	June 30,
	2010	2009

Revenues:
Sales	$2,610	$2,467
Services and rentals	3,303	2,537

Total revenues	5,913	5,004

Costs and Expenses:
Cost of sales	1,956	1,953
Cost of services and rentals	2,618	1,804
Research and engineering	206	211
Marketing, general and administrative	617	565
Acquisition-related costs	66	—

Total costs and expenses	5,463	4,533

Operating income	450	471
Interest expense	(55)	(69)
Interest income	1	4

Income before income taxes	396	406
Income taxes	(174)	(124)

Net income	$222	$282

Basic earnings per share	$0.63	$0.91

Diluted earnings per share	$0.62	$0.91

Weighted average shares outstanding, basic	355	310
Weighted average shares outstanding, diluted	356	310

Depreciation and amortization expense	$450	$355

Capital expenditures	$528	$572

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Baker Hughes Announces Second Quarter Results
Table 1: Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
	June 30, 2010[2]		June 30, 2009		March 31, 2010
UNAUDITED	millions	per share	millions	per share	millions	per share

Net income	$93	$0.23	$87	$0.28	$129	$0.41
Income taxes	109	0.28	35	0.11	65	0.21

Income before income taxes	202	0.51	122	0.39	194	0.62
Interest expense	30	0.07	34	0.11	25	0.08
Acquisition-related costs[3]	56	0.14	—	—	10	0.04

Earnings before interest expense and taxes (EBIT)	$288	$0.72	$156	0.50	$229	$0.74
Depreciation and amortization expense	261	0.66	182	0.59	189	0.60

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$549	$1.38	$338	$1.09	$418	$1.34

	Six Months Ended
	June 30, 2010[2]		June 30, 2009
UNAUDITED	millions	per share	millions	per share

Net income	$222	$0.62	$282	$0.91
Income taxes	174	0.49	124	0.40

Income before income taxes	396	1.11	406	1.31
Interest expense	55	0.15	69	0.22
Acquisition-related costs[3]	66	0.19	—	—
Earnings before interest expense and taxes (EBIT)	517	1.45	475	1.53
Depreciation and amortization expense	450	1.27	355	1.15

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$967	$2.72	$830	$2.68

[1]	EBIT, EBITDA, EBIT per diluted share and EBITDA per diluted share (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Includes results for BJ Services for May and June 2010.

[3]	Costs related to the acquisition of BJ Services.

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Baker Hughes Announces Second Quarter Results
Consolidated Balance Sheets

	(UNAUDITED)	(AUDITED)
	June 30,	December 31,
(In millions)	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$919	$1,595
Accounts receivable, net	3,505	2,331
Inventories, net	2,469	1,836
Deferred income taxes	382	268
Other current assets	322	195

Total current assets	7,597	6,225

Property, plant and equipment, net	5,925	3,161
Goodwill	5,230	1,418
Intangible assets, net	1,985	195
Other assets	408	440

Total assets	$21,145	$11,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,301	$821
Short-term borrowings and current portion of long-term debt	843	15
Accrued employee compensation	712	448
Income taxes payable	44	95
Other accrued liabilities	455	234

Total current liabilities	3,355	1,613

Long-term debt	2,068	1,785
Deferred income taxes and other tax liabilities	1,623	309
Liabilities for pensions and other postretirement benefits	492	379
Other liabilities	143	69

Stockholders’ Equity:
Common stock	431	312
Capital in excess of par value	6,923	874
Retained earnings	6,623	6,512
Accumulated other comprehensive loss	(513)	(414)

Total stockholders’ equity	13,464	7,284

Total liabilities and stockholders’ equity	$21,145	$11,439

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Baker Hughes Announces Second Quarter Results
Table 2: Segment Revenue, Profit Before Tax, and Profit Before Tax Margin1
Before April 2010 we reported results for two segments — Drilling and Evaluation and Completion and Production. In May 2009, we announced a new organization for Baker Hughes and began a transition period in which both product line and geographic information were used to allocate resources and assess performance. That transition was completed at the beginning of the second quarter 2010 and we are now disclosing results for five new segments: North America (Canada, US and Trinidad), Latin America (including Mexico), Europe / Africa / Russia Caspian (excluding Egypt), Middle East / Asia Pacific (including Egypt), and Industrial and Other (downstream chemicals, process and pipeline equipment, and reservoir technology and consulting). The second quarter 2010 includes results for BJ Services for the months of May and June 2010. Information on Baker Hughes results by these new segments can be found on the web at www.bakerhughes.com/investor in the Financial Information section.

	Three Months Ended
(in millions)	June 30, 2010	June 30, 2009	March 31, 2010

Segment Revenue
North America	$1,486	$692	$919
Latin America	384	264	272
Europe / Africa / Russia Caspian	736	710	720
Middle East / Asia Pacific	545	503	439
Industrial and Other	223	167	189

Oilfield Operations	3,374	$2,336	$2,539

Profit Before Tax
North America	$204	$(14)	$141
Latin America	13	32	9
Europe / Africa / Russia Caspian	69	133	80
Middle East / Asia Pacific	40	74	30
Industrial and Other	18	14	17

Oilfield Operations	344	239	277

Corporate and Other Profit Before Tax
Acquisition-related costs[2]	(56)	—	(10)
Interest expense	(30)	(34)	(25)
Interest income	—	3	1
Corporate and other	(56)	(86)	(49)

Corporate, net interest and other	(142)	(117)	(83)

Total Profit Before Tax	$202	$122	$194

Profit Before Tax Margin[1]
North America	14%	(2%)	15%
Latin America	3%	12%	3%
Europe / Africa / Russia Caspian	9%	19%	11%
Middle East / Asia Pacific	7%	15%	7%
Industrial and Other	8%	8%	9%

Oilfield Operations	10%	10%	11%

[1]	Profit before tax margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[2]	Costs related to the acquisition of BJ Services.

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Baker Hughes Announces Second Quarter Results
Table 3: Supplemental Financial Information (Pro Forma Combined Basis)1
The following table contains non-GAAP measures of segment revenue, operating profit before tax2, and operating profit before tax margin3. Management uses this information to perform meaningful comparisons between quarters and believes that this information may be useful to investors. It is based on revenue and operating profit before tax: (1) previously reported by Baker Hughes in all periods; (2) previously reported by BJ Services for the quarter ended June 30, 2009; and (3) estimated by BJ Services for the quarter ended March 31, 2010 and the month of April 2010. Revenue and operating profit before tax have been reclassified into Baker Hughes’ new segments. Operating profit before tax for all periods includes pro forma charges of $43 million per quarter for depreciation and amortization of tangible and intangible assets associated with the acquisition of BJ Services. The historical allocation to segments of depreciation and amortization of tangible and intangible assets associated with the acquisition of BJ Services is the same as the actual allocation of these charges in May and June 2010. No adjustments have been made for cost or revenue synergies or any other integration related items that may have affected these quarters. Operating profit before tax for Baker Hughes and BJ Services also excludes expenses for reorganization, severance, impairment, and increases to allowance for doubtful accounts identified by each of the companies in their respective earnings news releases for the quarter ended June 30, 2009. Supplemental financial information for the first quarter 2008 through the second quarter 2010 can be found on the web at www.bakerhughes.com/investor in the Financial Information section.

	Three Months Ended
(in millions)	June 30, 2010	June 30, 2009[4]	March 31, 2010

Segment Revenue
North America	$1,728	$1,070	$1,641
Latin America	424	386	399
Europe / Africa / Russia Caspian	767	804	815
Middle East / Asia Pacific	579	617	554
Industrial and Other	247	239	248

Oilfield Operations	3,745	3,116	3,657

Operating Profit Before Tax[2]
North America[2]	$223	$(79)	$170
Latin America[2]	9	66	5
Europe / Africa / Russia Caspian[2]	69	146	81
Middle East / Asia Pacific[2]	41	96	42
Industrial and Other	20	23	18

Oilfield Operations	362	252	316

Operating Profit Before Tax Margin[3]
North America	13%	(7)%	10%
Latin America	2%	17%	1%
Europe / Africa / Russia Caspian	9%	18%	10%
Middle East / Asia Pacific	7%	16%	8%
Industrial and Other	8%	10%	7%

Oilfield Operations	10%	8%	9%

[1]	This supplemental financial information is provided for illustrative purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position of Baker Hughes had the acquisition been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company.

[2]	Operating profit before tax is a non-GAAP measure defined as profit before tax (“income before income taxes”) less certain identified costs. Management uses operating profit before tax because it believes it is a widely accepted financial indicator used by

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Baker Hughes Announces Second Quarter Results

investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[3]	Operating profit before tax margin is a non-GAAP measure defined as operating profit before tax divided by revenue. Management uses the operating profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[4]	Operating profit before tax in the second quarter 2009 excludes these identified costs: (1)charges Baker Hughes disclosed associated with reorganization and severance costs were $16 million and charges associated with allowances for doubtful accounts were $38 million in the second quarter 2009 totaling $54 million and recognized in the following segments: North America — $13 million; Latin America — $23 million; EARC — $10 million; and MEAP — $5 million and $3 million at Corporate; (2) charges BJ Services disclosed associated with severance costs were $5 million and charges associated with impairments were $18 million in the second quarter 2009 totaling $23 million and recognized in the following segments: North America — $14 million; Latin America — $1 million; MEAP — $3 million and $5 million at Corporate.
Operational Highlights
North America
Hess Corporation has awarded Baker Hughes a five-year contract for directional drilling services, drill bits, drilling fluids, pressure pumping, cased hole wireline and packers and completion systems in North Dakota’s Bakken formation.
Also in the Bakken, Baker Hughes installed the first FracPoint multi-stage frac system to be instrumented with downhole fiber optic and electronic monitoring sensors in a 20,000 foot horizontal well. The system will enable the customer to acquire real-time downhole data during fracturing operations.
Baker Hughes has installed electrical submersible pumping (ESP) systems in two vertical subsea boosting stations located on the seabed at Shell’s Perdido Field in the Gulf of Mexico in 8,000 feet of water. The pumping systems at Perdido are designed to boost up to 125,000 barrels of fluid per day.
Baker Hughes won a contract with one of the largest SAGD producers in Canada to complete all of its approximately 50 SAGD wells in 2010.
Latin America
OGX, the second most active operator in Brazil, awarded Baker Hughes a multi-product line contract including directional drilling, logging while drilling, wireline and surface logging and real-time monitoring services. The contract follows a recent award for electrical submersible pumps from the same customer.
EZ-Case™ liner drilling technology and a TORX liner hanger were used to successfully drill a casing string through a difficult shale/dolomite section in Mexico’s Marine Region. An EZ-Case system also was used to perform the first casing-drilling job in Chevron’s Boscan field in Venezuela.

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Baker Hughes Announces Second Quarter Results
Europe / Africa / Russia Caspian
In Norway Baker Hughes performed a reservoir study that helped win a 1 1/2 year drilling and formation evaluation contract with a new customer for the Trym and Oslevar fields. Baker Hughes will provide drill bits, rotary steerable system and advanced logging while drilling systems.
On June 23, Baker Hughes opened its Eco-Centre™ waste management facility in Peterhead, Scotland, providing the North Sea oil and gas industry with environmentally compliant waste processing services from the rig site to final disposal.
Baker Hughes acquired Oilpump Services, the second-largest ESP system company in Western Siberia, doubling our ESP market share in Russia.
The Russia Geomarket was awarded 21 horizontal completions for the second half of 2010 to be installed in an Eastern Siberia green field project, following the successful pilot project well using Equalizer™ inflow control devices.
Middle East / Asia Pacific
In Iraq, Baker Hughes has signed a three-year technical services agreement with the South Oil Company (SOC) to develop SOC’s wireline capabilities and deploy state of the art wireline data acquisition and logging services in Iraq.
In Saudi Arabia, Baker Hughes received a purchase order for 30 permanent downhole monitoring systems, including advanced pressure and temperature sensors, to be used in conjunction with intelligent well systems. Also in Saudi Arabia we achieved the milestone of completing and controlling more than 1,000,000 feet of reservoir section with Equalizer™ Technology.
Bahrain Petroleum Company’s (BAPCO) 260,000 barrel per day petroleum refinery recently awarded several water treatment applications to Baker Petrolite Saudi Arabia, in a three-year contract which was transitioned starting in June from the incumbent supplier.
PetroChina recently awarded Baker Hughes a contract to supply 77 multistage open hole FracPoint completion systems for horizontal wells in the tight gas sands of the Changquing Field, China’s second largest onshore oil and gas field.
Baker Hughes recently signed a strategic framework agreement with PetroChina Tarim Oilfield Co. to supply directional and vertical drilling systems, formation evaluation services, completion services, artificial lift technology and electrical submersible pump (ESP) systems in the Tarim field in northwest China. The two-year agreement covers ultra-deep, high-pressure high-temperature formations as well as shallow zones. The agreement also includes provisions for joint development of solutions specifically designed to address the challenges in the Tarim oilfield.

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Baker Hughes Announces Second Quarter Results
Conference Call
The company has scheduled a conference call to discuss the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Tuesday, August 3, 2010. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Tuesday, August 17, 2010. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 77200293. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward—looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; the integration of BJ Services, including its financial results and operations as well as divestitures; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Baker Hughes — BJ Services acquisition— preliminary estimates of acquisition accounting may change; the inability to achieve the expected benefits of the acquisition, including financial and operating results; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; the timing and ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction; the timing and ability to consummate the closing of the government-required divestiture of assets used in the sand control and stimulation services businesses in the Gulf of Mexico and any unexpected impact of such divesture on the combined company or divested assets and the impact of holding separate the BJ Services and Baker Hughes businesses in the US until those assets are divested; the inability to retain key personnel; continuation or deterioration of market conditions; the outcome of any litigation; future regulatory or legislative actions that could adversely affect the company and the business plans of our customers; and with respect to the historical financial information for BJ Services disclosed or utilized in this

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Baker Hughes Announces Second Quarter Results
news release the following: the estimates, pro forma calculations and quarterly results have not been audited and actual results may differ materially, no assurance can be given that these results were realized or can be considered predictive of actual or future results, and that we do not intend to update or otherwise revise these estimates.
Economic conditions — the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; the impact of the US Gulf of Mexico drilling moratorium and changes in the regulation of offshore drilling in the US Gulf of Mexico as well as higher operating costs; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks — war, military action, terrorist activities or extended periods of international conflict, particularly involving any major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to obtain market prices for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity, including forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations.

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Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the US and other countries in which we operate; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling; operational delays or program reductions as a result of the drilling moratorium in the Gulf of Mexico; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.